Exhibit (a)(1)(i)

OFFER TO PURCHASE
by
CARRIZO OIL & GAS, INC.

Offer to Purchase for Cash up to $300,000,000 Principal Amount of its Outstanding
4.375% Convertible Senior Notes due 2028

THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 23, 2010, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo” or the “Company”), is offering to purchase up to $300 million aggregate principal amount of its outstanding 4.375% convertible senior notes due 2028 (the “convertible notes”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). Convertible notes tendered but not purchased in the tender offer will be credited to the accounts of the tendering noteholders promptly after the expiration of the tender offer. See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

The consideration for each $1,000 principal amount of convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is $1,000. We will also pay any accrued and unpaid interest to, but not including, the date on which we accept tendered convertible notes for payment.

			Aggregate	Consideration per
Description of		Principal Amount	Principal	$1,000 Principal
Notes	CUSIP/ISIN	Outstanding	Amount Sought	Amount
4.375% Convertible Senior Notes due 2028	144577AA1 / US144577AA15	$373,750,000	$300,000,000	$1,000

We reserve the right to terminate, withdraw or amend the tender offer at any time and from time to time subject to applicable law, as described herein. Our obligation to purchase convertible notes under the tender offer is subject to certain conditions, including, without limitation, the financing condition described in “The Tender Offer — Conditions to the Tender Offer — Financing Condition.” The tender offer is also conditioned on at least $200 million aggregate principal amount of the convertible notes being validly tendered and not withdrawn. We reserve the right to waive any of the conditions to the tender offer described in “The Tender Offer — Conditions to the Tender Offer.”

Our common stock is listed on the Nasdaq Global Select Market under “CRZO.” On October 22, 2010, the closing price of our common stock on the Nasdaq Global Select Market was $23.06 per share.

Any questions or requests for assistance concerning the terms of the tender offer may be directed to Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Wells Fargo Securities, LLC, the Dealer Managers for the tender offer, at the addresses and the telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the tender offer or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

See “The Tender Offer — Purpose of the Tender Offer; Certain Effects of the Tender Offer” for a discussion of certain factors that should be considered in evaluating the tender offer.

The Dealer Managers for the Tender Offer are:

Credit Suisse	RBC Capital Markets	Wells Fargo Securities

Offer to Purchase dated October 25, 2010

NONE OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR CONVERTIBLE NOTES PURSUANT TO THE TENDER OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO BE TENDERED.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Holders of the convertible notes should take note of the following dates in connection with the tender offer:

Date	Calendar Date	Event

Commencement Date	October 25, 2010.	Commencement of the tender offer subject to the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal.
Expiration Date	5:00 p.m., New York City time, on November 23, 2010, unless extended or earlier terminated by us in our sole discretion.	The last day and time for noteholders to tender convertible notes pursuant to the tender offer in order to be eligible to receive the tender offer consideration.
Withdrawal Date	Prior to 5:00 p.m., New York City time, on November 23, 2010, unless extended or otherwise terminated, and after 5:00 p.m., New York City time, on December 22, 2010.	Tendered convertible notes may be withdrawn by noteholders at any time prior to the Expiration Date. You may also withdraw your tendered convertible notes if we have not accepted them for purchase on or before 40 business days after the commencement of the tender offer.
Settlement Date	A date promptly following the Expiration Date on which we accept convertible notes for payment pursuant to the tender offer.	Payment of the tender offer consideration for all convertible notes validly tendered, and not validly withdrawn, subject to proration, on or prior to the Expiration Date.

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase for cash up to $300 million aggregate principal amount of the convertible notes at a price equal to $1,000 for each $1,000 principal amount of convertible notes validly tendered and not withdrawn pursuant to the tender offer, subject to proration.

If the convertible notes are accepted for payment pursuant to the tender offer, noteholders who validly tendered their convertible notes pursuant to the tender offer on or before the Expiration Date will receive the tender offer consideration.

If the tender offer is terminated or withdrawn, the tender offer consideration will not be paid or become payable. In the event of a termination or withdrawal of the tender offer without any convertible notes being purchased thereunder, the convertible notes tendered pursuant to the tender offer will be credited to the accounts of the tendering noteholders.

In addition to receiving the tender offer consideration, tendering noteholders whose convertible notes are purchased pursuant to the tender offer will receive any accrued and unpaid interest to, but not including, the Settlement Date.

Payment for convertible notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with Wells Fargo Bank, N.A., the depositary for the tender offer (the “Depositary”), or, at the direction of the Depositary, the Depository Trust Company (“DTC”), which will act as agent for the tendering noteholders for the purpose of receiving payments from us and transmitting such payments to tendering noteholders.

All convertible notes accepted for payment in the tender offer will cease to accrue interest on the Settlement Date, unless we default in the payment of amounts payable pursuant to the tender offer. All convertible notes not tendered or accepted for payment shall continue to accrue interest.

We expressly reserve the right, in our sole discretion, subject to the requirements of applicable law, (1) to terminate or withdraw the tender offer, (2) to extend the Expiration Date and (3) to amend the terms of the tender offer, subject to any obligation under applicable law to extend the period of time the tender offer remains open. The foregoing rights are in addition to our right to delay acceptance for payment of convertible notes tendered under the tender offer.

From time to time after the Expiration Date, or after termination or withdrawal of the tender offer, we or our affiliates may acquire any convertible notes that are not tendered pursuant to the tender offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

See “The Tender Offer — Purpose of the Tender Offer; Certain Effects of the Tender Offer” and “The Tender Offer — Material United States Federal Income Tax Consequences” for a discussion of certain factors that should be considered in evaluating the tender offer.

This Offer to Purchase does not constitute an offer to purchase convertible notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” laws. However, we may, at our discretion, take any actions necessary for us to make the tender offer to noteholders in any such jurisdiction in compliance with applicable law. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in the affairs of us or any of our subsidiaries or affiliates since the date hereof or thereof. We will promptly disclose any material changes to the terms of the tender offer in accordance with the applicable requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

If you desire to tender convertible notes, you should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and transfer such convertible notes pursuant to the book-entry transfer procedures described herein, (b) request your custodian to effect the transaction or (c) tender through DTC pursuant to its Automated Tender Offer Program (“ATOP”). If your convertible notes are held through a custodian, you must contact that custodian if you desire to tender those convertible notes and promptly instruct such custodian to tender such convertible notes on your behalf. See “The Tender Offer — Procedures for Tendering Convertible Notes.” Please note that if convertible notes are held by a custodian, the custodian may have an earlier deadline for tendering convertible notes pursuant to the tender offer than the Expiration Date.

Questions and requests for assistance relating to procedures for tendering convertible notes may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, and questions and requests for assistance relating to the terms and conditions of the tender offer may be directed to Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Wells Fargo Securities, LLC, the Dealer Managers for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES

MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES IN CONNECTION WITH THE TENDER OFFER. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES TAKES ANY RESPONSIBILITY FOR, NOR PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my convertible notes?

•	Carrizo Oil & Gas, Inc., a Texas corporation that is the issuer of the convertible notes, is offering to purchase your convertible notes.

What is the purpose of the tender offer?

•	The principal purpose of the tender offer is to acquire up to $300 million principal amount of the outstanding convertible notes in order to retire such convertible notes. We will cancel the convertible notes that we purchase in the tender offer, and those convertible notes will cease to be outstanding. Any convertible notes that remain outstanding after the tender offer will continue to be our obligations. Holders of those outstanding convertible notes will continue to have all the rights associated with those convertible notes. We are not seeking the approval of holders of the convertible notes for any amendment to the convertible notes or the indenture governing them. See “The Tender Offer — Purpose of the Tender Offer; Certain Effects of the Tender Offer.”

What principal amount of the convertible notes will Carrizo purchase?

•	We are offering to purchase up to $300 million aggregate principal amount of convertible notes that are properly tendered in the tender offer and not withdrawn. We will accept tenders of convertible notes in principal amounts of $1,000 or integral multiples thereof. As of October 18, 2010, $373.8 million aggregate principal amount of convertible notes were outstanding. If more than $300 million aggregate principal amount of convertible notes are tendered, the convertible notes tendered will be purchased on a pro rata basis. The tender offer is conditioned on at least $200 million aggregate principal amount of the convertible notes being validly tendered and not withdrawn. See “The Tender Offer — Principal Amount of Convertible Notes; Proration” and “The Tender Offer — Conditions to the Tender Offer.”

What will be the consideration for the convertible notes and what will be the form of payment?

•	The consideration for each $1,000 principal amount of convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is $1,000. If your convertible notes are purchased in the tender offer, you will be paid the purchase price in cash. We will pay the purchase price promptly after the expiration of the tender offer period. See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

Will Carrizo pay accrued and unpaid interest?

•	Yes. If your convertible notes are purchased in the tender offer, Carrizo will pay accrued and unpaid interest from the most recent payment date to, but not including, the Settlement Date. We refer to the date on which we accept convertible notes for payment as the “Settlement Date.” See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

How will Carrizo fund the purchase of convertible notes tendered in the tender offer?

•	We will need a maximum of $300 million to purchase the convertible notes pursuant to the tender offer. We expect to use the proceeds from a senior unsecured debt financing to repay borrowings outstanding under our senior secured revolving credit facility, which we refer to as our senior credit facility. We expect to use the remaining proceeds from the senior unsecured debt financing, together with a portion of the resulting additional capacity under our senior credit facility, to purchase convertible notes pursuant to the tender offer. In the event the tender offer is not consummated, we expect to use the portion of the net proceeds from the senior unsecured debt financing that is not used to repay our senior credit facility to fund in part our recently expanded capital expenditure program, including exploration in the Eagle Ford Shale and Niobrara formation, and for general corporate purposes. At the time of offer, we do not have any alternative financing or plans in the event such financing does not provide the funds necessary to fund the offer. The completion of the tender offer is conditioned on the completion of our senior unsecured debt financing. This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with our anticipated senior unsecured debt financing. See “The Tender Offer — Conditions to the Tender Offer — Financing Condition” and “The Tender Offer — Source and Amount of Funds.”

How long do I have to tender my convertible notes?

•	You may tender your convertible notes until the tender offer expires. The tender offer will expire on November 23, 2010, at 5:00 p.m., New York City time, unless we extend the tender offer. We refer to the date and time that the tender offer expires as the “Expiration Date.” We may choose to extend the tender offer for any reason. See “The Tender Offer — Principal Amount of Convertible Notes; Proration” and “The Tender Offer — Extension of the Tender Offer; Termination; Amendment.”

Can the tender offer be extended, amended or terminated, and under what circumstances?

•	We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any convertible notes that have been tendered. We can terminate the tender offer under certain circumstances. See “The Tender Offer — Conditions to the Tender Offer” and “The Tender Offer — Extension of the Tender Offer; Termination; Amendment.”

How will I be notified if Carrizo extends the offer or amends the terms of the tender offer?

•	We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. If we materially amend the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by applicable securities laws and regulations. Generally, a change in the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in the principal amount of convertible notes being sought in the tender offer), including the waiver of a material condition, will require us to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. Generally, a change in price or a change in the principal amount of convertible notes being sought in the tender offer will require us to extend the tender offer, if necessary, so that the tender offer remains open for at least 10 business following the date the notice of such change is first published, sent or given to noteholders. See “The Tender Offer — Extension of the Tender Offer; Termination; Amendment.”

Are there any conditions to the tender offer?

•	Yes. Our obligation to accept and pay for your tendered convertible notes depends on a number of conditions, including:

•	We shall have consummated our anticipated senior unsecured debt financing, resulting in gross proceeds to us of at least $300 million.

•	No legal action shall have been threatened, pending or taken that challenges or affects the tender offer or materially and adversely affects our business, financial condition, assets, income or operations or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to $300 million principal amount of convertible notes in the tender offer.

•	No general suspension of trading in, or limitation on prices payable for, securities on any national securities exchange or in the over-the-counter markets in the United States, material impairment in the trading market for debt securities, material adverse change in United States currency exchange rates or suspension of, or limitation on, the markets for U.S. dollars or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No changes in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect our business, financial condition, income or operations, or otherwise materially impair the contemplated future conduct of our business, shall have occurred.

•	No decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•	No person shall have commenced a tender or exchange offer for any or all of the convertible notes or our common stock, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business.

•	No material adverse change in our and our subsidiaries’ business, financial condition, assets, income or operations shall have occurred or been threatened.

•	The tender offer is subject to a number of other conditions described in greater detail in “The Tender Offer — Conditions to the Tender Offer.” There can be no assurance that such conditions will be met, that we will not terminate the tender offer, or that, in the event the tender offer is not consummated, the market value and the liquidity of the convertible notes will not be materially adversely affected.

How do I tender my convertible notes?

•	If you desire to tender convertible notes, you should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and transfer such convertible notes pursuant to the book-entry transfer procedures described in this Offer to Purchase, (b) request your custodian to effect the transaction or (c) tender through DTC pursuant to ATOP.

•	You may contact the Information Agent, the Dealer Managers or your broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase. See “The Tender Offer — Procedures for Tendering Convertible Notes” and the instructions to the Letter of Transmittal.

Can I change my mind and withdraw convertible notes after I have tendered convertible notes in the tender offer?

•	Yes. You may withdraw any convertible notes you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on November 23, 2010, or such later time and date to which we may extend the tender offer. If we have not accepted for payment the convertible notes you have tendered to us, you may also withdraw your convertible notes after 5:00 p.m., New York City time, on December 22, 2010, which is the 40th business day following the commencement of the tender offer. See “The Tender Offer — Withdrawal Rights.”

How do I withdraw convertible notes I previously tendered?

•	You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the aggregate principal amount of convertible notes to be withdrawn and the name of the registered holder of such convertible notes. Some additional requirements apply if your convertible notes have been tendered under the procedure for book-entry transfer or through ATOP as set forth in “The Tender Offer — Procedures for Tendering Convertible Notes.” See “The Tender Offer — Withdrawal Rights.”

Which tendered convertible notes will Carrizo purchase?

•	We will purchase convertible notes from all noteholders who properly tender convertible notes and do not properly withdraw them before the Expiration Date, subject to proration. If the tender offer is over-subscribed, we will purchase tendered convertible notes on a pro rata basis. Therefore, we may not purchase the entire principal amount of the convertible notes that you tender. See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

Has Carrizo adopted a position on the tender offer?

•	Neither the Company nor the Dealer Managers, Information Agent or Depositary make any recommendation to you as to whether you should tender or refrain from tendering any or all of your convertible notes, and none of them has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your convertible notes and, if so, the principal amount to tender. Holders of convertible notes purchased in the tender offer will forgo interest, conversion and other rights associated with these convertible notes. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender convertible notes, and, if so, the principal amount of convertible notes to tender.

If I decide not to tender, how will the tender offer affect my convertible notes?

•	We are not seeking the approval of holders of the convertible notes for any amendment to the convertible notes or the indenture governing them. Noteholders who do not tender their convertible notes will retain the same rights with respect to the convertible notes. We expect that, if we complete our anticipated senior unsecured debt financing, any of our subsidiaries that guarantee the senior debt incurred in such financing will also become guarantors of the convertible notes. Also, to the extent that convertible notes are purchased in the tender offer, the trading market for the convertible notes will become even more limited. See “The Tender Offer — Purpose of the Tender Offer; Certain Effects of the Tender Offer — Certain Effects of the Tender Offer — Limited Trading Market.”

When and how will Carrizo pay for the convertible notes I tender?

•	Promptly after the expiration of the tender offer and the acceptance of the convertible notes for payment, we will pay the purchase price in cash, and any accrued and unpaid interest from the most recent payment date to, but not including, the Settlement Date, for the convertible notes we purchase. We will pay for the convertible notes accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your convertible notes accepted for payment. See “The Tender Offer — Acceptance of Convertible Notes for Purchase and Payment of Purchase Price.”

What is the recent market price for the convertible notes and shares of Carrizo common stock?

•	The convertible notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers may provide quotations for and engage in transactions in the convertible notes, there is no established public market for the convertible notes. We believe that trading in the convertible notes has been limited and sporadic. The convertible notes are convertible into shares of our common stock at the conversion rate of 9.9936 shares of our common stock per $1,000 principal amount of convertible notes or a conversion price (subject to adjustment) of approximately $100.06 per share.

•	On October 22, 2010, the business day before we announced the tender offer, the closing price of our common stock on the Nasdaq Global Select Market was $23.06 per share. See “The Tender Offer — Market Price Information.”

Will I have to pay brokerage fees and commissions if I tender my convertible notes?

•	If you hold your convertible notes through a broker, bank or other nominee and your broker tenders convertible notes on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. If you are a holder of record of your convertible notes and you tender your convertible notes directly to the Depositary, you will not incur any brokerage fees or commissions. See “The Tender Offer — Acceptance of Convertible Notes for Purchase and Payment of Purchase Price.”

What are the United States federal income tax consequences if I tender my convertible notes?

•	The receipt of cash for your tendered convertible notes will generally be treated for United States federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment, except for amounts attributed to accrued but unpaid interest. See “The Tender Offer — Material United States Federal Income Tax Consequences.”

Who can I talk to if I have questions?

•	The Information Agent and the Dealer Managers can help answer your questions. The Information Agent is D.F. King & Co., Inc., and the Dealer Managers are Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Wells Fargo Securities, LLC. Their contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including the documents incorporated by reference in this Offer to Purchase, contains statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop natural gas and oil resources successfully and economically;

•	our estimates of the timing and number of wells we expect to drill and other exploration activities;

•	our estimates regarding timing and levels of production;

•	anticipated trends in our business;

•	the effects of competition on us;

•	our future results of operations;

•	our liquidity and our ability to finance our exploration and development activities;

•	borrowing base determinations under our senior credit facility;

•	our capital expenditure plan;

•	future market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions;

•	the impact of governmental regulation; and

•	our ability to successfully complete our anticipated senior unsecured debt financing and any guarantee of the convertible notes in connection with such financing.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” or other similar words. Such statements involve risks and uncertainties, including, but not limited to, those relating to the worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of new SEC rules regarding oil and gas reserves, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, borrowing base determinations and availability under our senior credit facility, evaluations of the Company by lenders under our senior credit facility, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, air emissions and climate change, and adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, availability of equipment, weather, availability of financing, debt market conditions, actions by lenders, ability to obtain permits, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence of title defects, delays, costs and difficulties relating to our joint ventures, actions by joint venture partners, results of exploration activities and other factors detailed in our filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update any forward-looking statement.

CERTAIN INFORMATION CONCERNING US

General.  Carrizo Oil & Gas, Inc. is an independent energy company which, together with its subsidiaries, is engaged in the exploration, development, production and transportation of natural gas and oil, principally in the United States. Our current operations are principally focused in proven, producing natural gas plays known as “shale plays” or “resource plays.” Our primary core area is the Barnett Shale area, with a focus in Southeast Tarrant County, Texas. We have also established a significant position in the Marcellus Shale area in Pennsylvania, New York, West Virginia and Virginia. In addition to the Barnett and the Marcellus plays, our current focus areas include the Eagle Ford Shale in South Texas, the Niobrara formation in Colorado and the Huntington Field located in the U.K. North Sea.

Our principal executive offices are located at 1000 Louisiana Street, Suite 1500, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000.

Historical Financial Information.  We incorporate by reference the financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which appear on pages F-1 to F-30 of such report, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which appear on pages 1 to 15 of such report, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which appear on pages 1 to 15 of such report. You should refer to “Available Information” and “Incorporation by Reference” below in this section for information on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data.  The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements and the related notes incorporated by reference into this Offer to Purchase. The summary consolidated financial data set forth below as of and for each of the six months ended June 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements and the related notes incorporated by reference into this Offer to Purchase. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, all of which are incorporated by reference into this Offer to Purchase. Historical results are not necessarily indicative of results that may be expected for any future period.

				Six Months
	Year Ended December 31,			Ended June 30,
	2009	2008	2007	2010	2009
		(In thousands, except per share data)

Statements of Operations Data:
Oil and natural gas and other revenues	$114,079	$216,677	$125,789	$72,615	$57,374
Costs and expenses:
Oil and natural gas operating expenses(1)	30,204	37,885	24,662	14,710	17,624
Impairment of oil and natural gas properties	338,914	178,470	—	2,731	216,391
Depreciation, depletion and amortization	52,005	58,311	41,899	20,920	27,525
Third party gas purchases	1,497	6,570	—	732	867
General and administrative	30,136	23,425	18,912	14,686	14,261
Accretion expense related to asset retirement obligation	308	154	374	104	146

Total costs and expenses	453,064	304,815	85,847	53,883	276,814

				Six Months
	Year Ended December 31,			Ended June 30,
	2009	2008	2007	2010	2009
		(In thousands, except per share data)

Operating income (loss)	(338,985)	(88,138)	39,942	18,732	(219,440)
Gain (loss) on derivatives, net	41,465	37,499	(1,366)	26,016	27,788
Loss on extinguishment of debt	—	(5,689)	—	—	—
Impairment of investment in Pinnacle Gas Resources, Inc.	(2,091)	—	—	—	(2,091)
Interest expense, net of amounts capitalized and interest income	(18,577)	(9,461)	(13,994)	(10,194)	(8,645)
Other income (expense), net(2)	36	17	130	(21)	52

Income (loss) before income tax expense (benefit)	(318,152)	(65,772)	24,712	34,533	(202,336)
Income tax expense (benefit)	(113,307)	(20,725)	9,243	13,012	(70,775)

Net income (loss) available to common shareholders	$(204,845)	$(45,047)	$15,469	$21,521	$(131,561)

Basic net income (loss) per common share	$(6.61)	$(1.49)	$0.58	$0.66	$(4.25)
Diluted net income (loss) per common share	$(6.61)	$(1.49)	$0.57	$0.65	$(4.25)
Basic weighted average shares outstanding	31,006	30,326	26,641	32,574	30,943
Diluted weighted average shares outstanding	31,006	30,326	27,120	33,022	30,943
Statements of Cash Flow Data:
Net cash provided by operating activities	$133,372	$148,754	$95,231	$40,178	$80,873
Net cash used in investing activities	(162,453)	(555,345)	(227,724)	(166,217)	(117,859)
Net cash provided by financing activities	27,734	403,749	135,111	124,954	36,588
Other Cash Flow Data:
Capital expenditures	$182,907	$571,291	$247,003	$164,949	$99,477
Debt repayments(3)	96,461	498,923	108,258	113,000	24,462
Balance Sheet Data (at end of period):
Current assets	$35,400	$56,321	$41,616	$54,791	$60,555
Noncurrent assets	827,707	1,015,381	667,047	955,993	896,806
Working capital (deficit)	(47,328)	(57,602)	(50,053)	(22,100)	(43,345)
Property and equipment, net	733,700	986,629	646,810	873,997	846,789
Total assets	863,107	1,071,702	708,663	1,010,784	957,361
Current liabilities	82,728	113,923	91,669	76,891	103,900
Noncurrent liabilities	532,770	517,694	306,273	584,635	537,991
Total debt, net of debt discount	520,336	475,961	254,501	577,036	522,805
Total shareholders’ equity	247,609	440,085	310,721	349,258	315,470
Book value per share	$7.96	$14.26	$8.92	$10.03	$10.16

(1)	Oil and natural gas operating expenses for the six months ended June 30, 2010 and 2009 include lease operating expense, production tax, ad valorem tax, and transportation, gathering, and processing costs.

(2)	Other income, net for the six months ended June 30, 2010 and 2009 includes interest income of $1 and $11, respectively

(3)	Debt repayments include amounts refinanced.

The Company’s ratio of earnings to fixed charges for the six months ended June 30, 2010 was 2.24x. For the years ended December 31, 2009 and 2008, earnings were insufficient to cover fixed charges by $298.3 million and $54.5 million, respectively, due to non-cash impairment charges of $338.9 million and $178.5 million, respectively. “Earnings” consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, plus our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

Available Information.  We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the tender offer. You may read and copy this Offer to Purchase and any other documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.crzo.net. Copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this Offer to Purchase and does not constitute part of this Offer to Purchase.

Incorporation by Reference.  The SEC allows us to “incorporate by reference” into this Offer to Purchase the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below, excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference. The information contained in each of the documents listed below speaks only as of the date of such document.

The following documents filed by us with the SEC are incorporated herein and will be deemed to be a part hereof:

•	our annual report on Form 10-K for the year ended December 31, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our current reports on Form 8-K filed on January 20, 2010, April 7, 2010, April 13, 2010, May 21, 2010, September 16, 2010 and October 25, 2010.

In addition, this Offer to Purchase constitutes a part of the Issuer Tender Offer Statement on Schedule TO that we have filed pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Offer to Purchase. We will promptly disclose any material changes to the terms of the tender offer in accordance with the applicable requirements of Rule 13e-4 under the Exchange Act.

We will provide a copy of any and all of the information that is incorporated by reference in this Offer to Purchase to any person to whom this Offer to Purchase is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.
Attention: Investor Relations
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
(713) 328-1000

INTRODUCTION

We are offering to purchase up to $300 million aggregate principal amount of our outstanding 4.375% convertible senior notes due 2028, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. We will accept tenders of convertible notes in principal amounts of $1,000 or integral multiples thereof. If more than $300 million principal amount of convertible notes is tendered, all convertible notes tendered will be purchased on a pro rata basis. Therefore, we may not purchase the entire principal amount of convertible notes tendered. “The Tender Offer — Principal Amount of Convertible Notes; Proration” for more information. As of October 18, 2010, $373.8 million aggregate principal amount of the convertible notes was outstanding.

The tender offer will expire on November 23, 2010, at 5:00 p.m., New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason or terminate the tender offer subject to certain conditions. The tender offer is subject to the completion of our anticipated senior unsecured debt financing, resulting in gross proceeds to us of at least $300 million. The tender offer is also conditioned on at least $200 million aggregate principal amount of the convertible notes being validly tendered and not withdrawn.

Neither we nor the Dealer Managers, Information Agent or Depositary make any recommendation to you as to whether you should tender or refrain from tendering any or all of your convertible notes, and none of them or us has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your convertible notes and, if so, the principal amount to tender. Holders of convertible notes purchased in the tender offer will forgo interest, conversion and other rights associated with these convertible notes. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender convertible notes, and, if so, the principal amount of convertible notes to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

We will pay the purchase price for the principal amount of convertible notes purchased in cash. We will also pay any accrued and unpaid interest from the most recent payment date to, but not including, the Settlement Date. Tendering noteholders who hold convertible notes registered in their own name and who tender their convertible notes directly to the Depositary will not be obligated to pay brokerage fees and commissions or, except as otherwise provided in this Offer to Purchase and Instruction 5 in the Letter of Transmittal, transfer taxes on our purchase of convertible notes pursuant to the tender offer. Noteholders holding convertible notes through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether they will charge any fees or commissions for tendering convertible notes in the tender offer.

Also, any tendering noteholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See “The Tender Offer — Material United States Federal Income Tax Consequences.”

DESCRIPTION OF THE CONVERTIBLE NOTES

The following description of the convertible notes and any other description of the convertible notes contained in this Offer to Purchase or the Letter of Transmittal are qualified in their entirety by reference to the Indenture, dated May 28, 2008, among us, certain of our subsidiaries named therein and Wells Fargo Bank, National Association, as trustee, and the First Supplemental Indenture, dated May 28, 2008, between us and Wells Fargo Bank, National Association, as trustee (such indenture and first supplemental indenture together, the “Indenture”). The Indenture is governed by the Trust Indenture Act of 1939, as amended, and copies of the Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

In May 2008, we issued $373.8 million aggregate principal amount of 4.375% convertible senior notes due 2028, which we refer to in this Offer to Purchase as the convertible notes. Interest is payable on June 1 and December 1 each year. The convertible notes are convertible, using a net share settlement process, into a combination of cash and our common stock that entitles holders of the convertible notes to receive cash up to the principal amount ($1,000 per note) and common stock in respect of the remainder, if any, of our conversion obligation in excess of such principal amount.

The notes are convertible into our common stock at a ratio of 9.9936 shares per $1,000 principal amount of notes, equivalent to a conversion price of approximately $100.06. This conversion rate is subject to adjustment upon certain corporate events. In addition, if certain fundamental changes occur on or before June 1, 2013, we will in some cases increase the conversion rate for a holder electing to convert notes in connection with such fundamental change; provided, that in no event will the total number of shares issuable upon conversion of a note exceed 14.7406 per $1,000 principal amount of notes (subject to adjustment in the same manner as the conversion rate).

Noteholders may convert the convertible notes only under the following conditions: (a) during any calendar quarter if the last reported sale price of our common stock exceeds 130 percent of the conversion price for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter, (b) if, prior to the stated maturity of the convertible notes, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the convertible notes is equal to or less than 97% of the conversion value of such convertible notes, (c) during specified periods if specified distributions to holders of our common stock are made or specified corporate transactions occur, (d) prior to the close of business on the business day preceding the redemption date if the notes are called for redemption or (e) on or after March 31, 2028 and prior to the close of business on the business day prior to the maturity date of June 1, 2028.

Noteholders may require us to repurchase the notes on June 1, 2013, 2018 and 2023, or upon a fundamental corporate change at a repurchase price in cash equal to 100 percent of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. We may redeem the convertible notes at any time on or after June 1, 2013 at a redemption price equal to 100 percent of the principal amount of the convertible notes to be redeemed plus accrued and unpaid interest, if any.

The convertible notes are subject to customary non-financial covenants and events of default, including a cross default under our senior credit facility, the occurrence and continuation of which could result in the acceleration of amounts due under the convertible notes.

The convertible notes are unsecured obligations of the Company and rank equal to all future senior unsecured debt but rank second in priority to our senior credit facility to the extent of the value of the collateral securing the indebtedness thereunder.

The convertible notes are not currently guaranteed by any of our subsidiaries. However, we expect that, if we complete our anticipated senior unsecured debt financing, any of our subsidiaries that guarantee the senior debt incurred in such financing will also become guarantors of the convertible notes.

Except for any guarantee of the convertible notes in connection with our anticipated senior unsecured debt financing, the terms and conditions governing the convertible notes will remain unchanged by the tender offer. No amendment to the Indenture is being sought in connection with the tender offer.

To the best of our knowledge, no convertible notes are owned by, and convertible notes will not be purchased from, any of our officers, directors or affiliates.

THE TENDER OFFER

1.	Principal Amount of Convertible Notes; Proration

General.  Upon the terms and subject to the conditions of the tender offer, we will purchase up to $300 million aggregate principal amount of our outstanding 4.375% convertible senior notes due 2028 that are properly tendered and not properly withdrawn before the Expiration Date of the tender offer. The Expiration Date is 5:00 p.m., New York City time, on November 23, 2010. We may, in our sole discretion, extend the period of time during which the tender offer will remain open. In the event of such an extension, the Expiration Date will be the latest date and time at which the tender offer, as extended by us, will expire. See “Extension of the Tender Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the tender offer.

The consideration for each $1,000 principal amount of convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is $1,000. Noteholders who validly tender their convertible notes and do not withdraw them prior to the Expiration Date will also be paid any accrued and unpaid interest from the most recent payment date to, but not including, the Settlement Date.

If we:

•	increase or decrease the consideration to be paid for each $1,000 principal amount of convertible notes,

•	increase the aggregate principal amount of convertible notes being sought in the tender offer and such increase in the aggregate principal amount of convertible notes being sought exceeds 2% of the aggregate principal amount of our outstanding convertible notes, or

•	decrease the aggregate principal amount of convertible notes being sought in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in “Extension of the Tender Offer; Termination; Amendment,” the tender offer will be extended until the expiration of such period of 10 business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING COMPLETING OUR ANTICIPATED SENIOR UNSECURED DEBT FINANCING, RESULTING IN GROSS PROCEEDS TO US OF AT LEAST $300 MILLION. THE TENDER OFFER IS ALSO CONDITIONED ON AT LEAST $200 MILLION AGGREGATE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES BEING VALIDLY TENDERED AND NOT WITHDRAWN. SEE “CONDITIONS TO THE TENDER OFFER.”

Convertible notes properly tendered pursuant to the tender offer and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer, including the proration provisions.

All convertible notes tendered and not purchased pursuant to the tender offer, including convertible notes not purchased because of proration provisions, will be credited by book-entry transfer to the account at DTC from which the transfer had previously been made, promptly following the Expiration Date.

Proration.  Upon the terms and subject to the conditions of the tender offer, if more than $300 million principal amount (or such greater principal amount as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn, we will purchase properly tendered convertible notes on a pro rata basis with appropriate adjustments to avoid the purchase of convertible notes in a principal amount other than in integral multiples of $1,000.

If proration of tendered convertible notes is required, we will determine the proration factor promptly following the Expiration Date. Proration for each noteholder tendering convertible notes will be based on the ratio of the principal amount of convertible notes properly tendered and not properly withdrawn by such noteholder to the total principal amount of convertible notes properly tendered and not properly withdrawn by all noteholders. Because of the difficulty in determining the principal amount of convertible notes properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any convertible notes purchased pursuant to the tender offer until four to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Noteholders may obtain preliminary proration information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of convertible notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our noteholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of convertible notes.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer.

The principal purpose of the tender offer is to acquire up to $300 million principal amount of the outstanding convertible notes in order to retire such convertible notes. We will cancel the convertible notes that we purchase in the tender offer, and those convertible notes will cease to be outstanding. Any convertible notes that remain outstanding after the tender offer will continue to be our obligations. Holders of those outstanding convertible notes will continue to have all the rights associated with those convertible notes. We are not seeking the approval of holders of the convertible notes for any amendment to the convertible notes or the Indenture.

We expect to use the proceeds of our anticipated senior unsecured debt financing to repay borrowings outstanding under our senior credit facility. We expect to use the remaining proceeds from our anticipated senior unsecured debt financing, together with a portion of the resulting additional capacity under our senior credit facility, to purchase convertible notes pursuant to the tender offer. In the event the tender offer is not consummated, we expect to use the portion of the net proceeds from our anticipated senior unsecured debt financing that is not used to repay our senior credit facility to fund in part our recently expanded capital expenditure program, including exploration in the Eagle Ford Shale and Niobrara formation, and for general corporate purposes. We also expect that the maturities on the obligations that we incur in our anticipated senior unsecured debt financing will extend beyond June 1, 2013, the date on which the holders of the convertible notes will first be able to require us to repurchase the notes.

Certain Effects of the Tender Offer.

In deciding whether to participate in the tender offer, each noteholder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following consequences.

Limited Trading Market.  The convertible notes are not listed on any national or regional securities exchange. To the extent that convertible notes are purchased in the tender offer, the trading market for the convertible notes would become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for convertible notes not purchased may be affected adversely to the extent that the principal amount of convertible notes tendered pursuant to the tender offer reduces the float. The reduced float may also tend to make the trading price more volatile. The extent of the public market for the convertible notes following consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of convertible notes, the number of noteholders and the interest in maintaining a market in the convertible notes on the part of securities firms. We do not intend to create or sustain a market for any convertible notes that remain outstanding following consummation of the tender offer. There can also be no assurance that, in the event the tender offer is not consummated, the market value and the liquidity of the convertible notes will not be materially adversely affected.

Subsequent Purchase of the Convertible Notes.  We reserve the absolute right, in our sole discretion, from time to time to purchase any convertible notes that remain outstanding after the Expiration Date through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. However, there can be no assurance that the holders of convertible notes will have any further opportunity to gain liquidity with respect to the convertible notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any convertible notes, other than in the tender offer, until at least 10 business days after the Expiration Date.

The Conversion Price of the Convertible Notes is Significantly Greater than our Recent Share Prices.  The convertible notes are convertible, under certain circumstances, into shares of our common stock at a ratio of 9.9936 shares of common stock per $1,000 principal amount of convertible notes. This is equivalent to a conversion price of approximately $100.06 per share. The closing price for shares of our common stock on the Nasdaq Global Select Market on October 22, 2010 was $23.06 per share.

Position of the Company Concerning the Tender Offer.  Holders of convertible notes purchased in the tender offer will forgo interest, conversion and other rights associated with these convertible notes. Neither we nor our management or board of directors nor the Dealer Managers, Depositary or the Information Agent

makes any recommendation to you as to whether you should tender or refrain from tendering any or all of your convertible notes, and none of them has authorized any person to make any such recommendation. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender convertible notes, and, if so, the principal amount of convertible notes to tender.

Cancellation of Purchased Convertible Notes.  We currently intend to cancel convertible notes purchased pursuant to the tender offer, and those convertible notes will cease to be outstanding.

3.	Procedures for Tendering Convertible Notes

Proper Tender of Convertible Notes.  Any noteholder desiring to tender convertible notes should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary and transfer such convertible notes pursuant to the book-entry transfer procedures described in this section, (b) request the noteholder’s custodian to effect the transaction or (c) tender through DTC pursuant to ATOP. A noteholder with convertible notes held through a custodian must contact that custodian if such noteholder desires to tender those convertible notes and promptly instruct such custodian to tender such convertible notes on its behalf.

Notwithstanding any other provisions hereof, payment for convertible notes tendered and accepted for payment pursuant to the tender offer will be made only after a timely confirmation of a book-entry transfer of such convertible notes into the Depositary’s account at DTC and timely receipt of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or timely receipt of an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery.  The Depositary will establish an account with respect to the convertible notes at DTC for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of DTC may make delivery of convertible notes by causing DTC to transfer such convertible notes into the Depositary’s account in accordance with the procedures of DTC. However, although delivery of convertible notes may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to as a “book-entry confirmation.” Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering convertible notes through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Tender through ATOP.  Noteholders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the tender offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a noteholder tendering through ATOP.

Method of Delivery.  The method of delivery of all documents is at the election and risk of the tendering noteholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Convertible notes will be deemed delivered only when book-entry confirmation is actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by the registered holder of the convertible notes tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal; or

•	such convertible notes are tendered for the account of an Eligible Institution. See Instructions 1 and 4 of the Letter of Transmittal.

No Guaranteed Delivery.  There are no guaranteed delivery provisions applicable to the tender offer under the terms of this Offer to Purchase or the Letter of Transmittal. Noteholders must tender their convertible notes in accordance with the procedures set forth in this section.

Federal Income Tax Withholding.  For a discussion of United States federal income tax consequences of tendering your convertible notes, see “Material United States Federal Income Tax Consequences.”

Tendering Noteholders’ Representations and Warranties; Carrizo’s Acceptance Constitutes An Agreement.  The tender of convertible notes pursuant to any one of the procedures described above will constitute the tendering noteholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering noteholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering noteholder’s representation and warranty to us that (1) the noteholder has a “net long position” in the convertible notes or equivalent securities at least equal to the principal amount of convertible notes tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of convertible notes complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender convertible notes for his own account unless the person so tendering (1) has a net long position equal to or greater than the aggregate principal amount of (x) convertible notes tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the aggregate principal amount of convertible notes tendered and will acquire such convertible notes for tender by conversion, exercise or exchange of such other securities and (2) will cause such convertible notes to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

By tendering convertible notes through book-entry transfer as described in this Offer to Purchase, and subject to and effective upon acceptance for purchase of, and payment for, the convertible notes tendered therewith, a tendering noteholder acknowledges receipt of this Offer to Purchase and (1) sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the convertible notes tendered thereby, (2) waives any and all other rights with respect to the convertible notes (including, without limitation, the tendering noteholder’s waiver of any existing or past defaults and their consequences in respect of the convertible notes and the Indenture), (3) releases and discharges the Company from any and all claims such noteholder may have now, or may have in the future, arising out of, or related to, the convertible notes, including, without limitation, any claims that such noteholder is entitled to receive additional principal or interest payments with respect to the convertible notes or to participate in any redemption or defeasance of the convertible notes and (4) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such noteholder (with full knowledge that the Depositary also acts as our agent) with respect to any such tendered convertible notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such convertible notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to us, (b) present such convertible notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such convertible notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering noteholders, for the consideration to be paid in exchange for any tendered convertible notes that are purchased by us).

The noteholder, by tendering its convertible notes, represents and warrants that the noteholder has full power and authority to tender, sell, assign and transfer the convertible notes tendered, and that, when such convertible notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The noteholder will, upon request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the convertible notes tendered. All authority conferred or agreed to be conferred by tendering the convertible notes through book-entry transfer shall survive the death or incapacity of the tendering noteholder, and every obligation of such noteholder incurred in connection with its tender of its convertible notes shall be binding upon such noteholder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

Determination of Validity; Rejection of Convertible Notes; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of convertible notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of convertible notes determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular convertible notes, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. No tender of convertible notes will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Convertible Notes.  If any tendered convertible notes are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, the unpurchased convertible notes will be credited to the appropriate account at DTC.

A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights

Tenders of convertible notes made pursuant to the tender offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m., New York City time, on December 22, 2010, which is the 40th business day following the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for convertible notes or are unable to accept for payment or pay for convertible notes pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all convertible notes tendered, and such convertible notes may not be withdrawn except as otherwise provided in this section, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, as applicable, which provide that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	must specify the name of the person who tendered the convertible notes to be withdrawn, the aggregate principal amount of convertible notes to be withdrawn and the name of the registered holder of the convertible notes, if different from that of the person who tendered such convertible notes.

A signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of convertible notes tendered by an Eligible Institution) must also be submitted before the release of the tendered convertible notes. In addition, such notice must specify the name and number of the account at DTC to be credited with the withdrawn convertible notes.

Withdrawals may not be rescinded, and convertible notes withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn convertible notes may be retendered by again following one of the procedures described in “Procedures for Tendering Convertible Notes” at any time before the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of convertible notes by any noteholder, and such determination will be binding on all noteholders. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

If you tender convertible notes in the tender offer, you may convert such convertible notes (subject to the terms and conditions of the Indenture) only if you withdraw such convertible notes prior to the time your right to withdraw has expired. As of the date of this Offer to Purchase, the conditions required for you to be able to convert the convertible notes were not satisfied. See “Description of the Convertible Notes.”

5.	Acceptance of Convertible Notes for Purchase and Payment of Purchase Price

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, up to $300 million principal amount of convertible notes properly tendered and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased convertible notes that are properly tendered and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the convertible notes for payment pursuant to the tender offer.

We will pay for convertible notes purchased under the tender offer by depositing the aggregate purchase price for such convertible notes with the Depositary, which will act as agent for tendering noteholders for the purpose of receiving payment from us and transmitting payment to the tendering noteholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE TENDER OFFER CONSIDERATION BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered convertible notes accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for convertible notes purchased until approximately four to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Convertible notes tendered and not purchased, including convertible notes not purchased due to proration, will be credited to the account maintained with DTC by the participant therein who so delivered the convertible notes, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase convertible notes under the tender offer. See “Conditions to the Tender Offer.”

We will generally pay any transfer taxes with respect to the sale and transfer of purchased convertible notes to us or our order pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or convertible notes not tendered or not purchased are to be registered in the name of, any person other than the registered holder(s) of the convertible notes, the amount of any transfer taxes (whether imposed on the registered holder(s) of the convertible notes, such other person or otherwise) payable on account of the transfer to such person will be deducted from the payment unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

ANY TENDERING NOTEHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE NOTEHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” REGARDING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR TENDERING NOTEHOLDERS.

6.	Conditions to the Tender Offer

Our obligation to accept for payment, and pay for, any convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned on satisfaction of all the conditions to the tender offer. The tender offer is conditioned on at least $200 million aggregate principal amount of the convertible notes being validly tendered and not withdrawn.

Financing Condition.  The tender offer is conditioned upon the consummation of our anticipated senior unsecured debt financing, resulting in gross proceeds to us of at least $300 million. The recent amendment to our senior credit facility that permits the tender offer and our anticipated senior unsecured debt financing requires that we receive at least $200 million in gross proceeds from the senior unsecured debt financing. We expect that the obligations we incur in this financing will be unsecured and will rank equal in right of payment with the convertible notes. We also expect such obligations to be guaranteed by certain of our subsidiaries and that, in connection with such financing, we will cause the same subsidiaries to also become guarantors of the convertible notes. Notwithstanding the foregoing, we expressly reserve the right, in our sole discretion but subject to applicable law, to terminate the tender offer prior to the Expiration Date and not accept for payment any convertible notes tendered in the tender offer if we determine, in our reasonable judgment, that this financing condition cannot be satisfied at or prior to the Expiration Date, which makes it inadvisable to proceed with the tender offer or with acceptance for payment of any convertible notes tendered in the tender offer. See “Source and Amount of Funds” for additional information regarding our anticipated senior unsecured debt financing. There can be no assurance that our anticipated senior unsecured debt financing will be completed on the terms described in this Offer to Purchase or at all.

General Conditions.  Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any convertible notes tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, convertible notes tendered, subject to the requirements of the Exchange Act for prompt payment for or return of convertible notes, if at any time on or after October 25, 2010 (or such earlier date as may be specified in the relevant condition) and before the expiration of the tender offer any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been any action or proceeding threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the convertible notes illegal or otherwise restrict or prohibit completion of the tender offer,

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the convertible notes, or

•	materially and adversely affect our and our subsidiaries’ business, financial condition, income or operations, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or our subsidiaries;

(2) there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the securities or financial markets,

•	any material impairment in the trading market for debt securities in the United States,

•	any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States,

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of us and our subsidiaries, taken as a whole, or trading in the convertible notes or in our common stock,

•	any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase,

•	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, or

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(3) a tender offer or exchange offer for any or all of the convertible notes or our common stock (other than the tender offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business; or

(4) any change shall have occurred in, or we learn of events or circumstances that are reasonably likely to affect, the business, financial condition, assets, income or operations of us and our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries or the benefits of the tender offer to us.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right is an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

There can be no assurance that the foregoing conditions will be met, that we will not terminate the tender offer, or that, in the event the tender offer is not consummated, the market value and the liquidity of the convertible notes will not be materially adversely affected.

Additional Terms of the Tender Offer.  The tender offer is also subject to the following terms.

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a noteholder will be delivered by or sent to or by it at the noteholder’s own risk.

•	By submitting a valid electronic acceptance instruction, a noteholder will be deemed to have given the representations, warranties and undertakings of the holder set forth under “Procedures for Tendering Convertible Notes — Tendering Noteholders’ Representations and Warranties; Carrizo’s Acceptance Constitutes An Agreement.”

•	All acceptances of tendered convertible notes shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even though submitted electronically).

•	We may in our sole discretion elect to treat as valid a tender instruction in respect of which the relevant holder does not fully comply with all the requirements of these terms.

•	Unless waived by us, any irregularities in connection with tenders of convertible notes must be cured within such time as we shall determine. None of the Dealer Managers, the Depositary, us nor any other person shall be under any duty to give notification of any defects or irregularities in such tenders of convertible notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of convertible notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Dealer Managers, the Depositary nor we shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•	Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or notice, in addition to any press release or notice required pursuant to the terms of the Indenture.

•	The convertible notes are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to the holders in connection with the tender offer.

•	The contract constituted by our acceptance for payment in accordance with the terms of this Offer to Purchase of convertible notes validly tendered (or defectively tendered, if such defect has been waived by us) shall be governed by, and construed in accordance with, the laws of the State of New York.

7.	Market Price Information

The convertible notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers may provide quotations for and engage in transactions in the convertible notes, there is no established public market for the convertible notes. We believe that trading in the convertible notes has been limited and sporadic. The convertible notes are convertible into shares of our common stock at a ratio of 9.9936 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price (subject to adjustment) of approximately $100.06 per share.

Our common stock is listed on the Nasdaq Global Select Market under “CRZO.” The following table shows the high and low intraday sales prices of our common stock during 2008, 2009, the first quarter of 2010, the second quarter of 2010, the third quarter of 2010 and the fourth quarter of 2010 through October 22, 2010. On October 22, 2010, the business day before we announced the tender offer, the closing price our common stock on the Nasdaq Global Select Market was $23.06 per share. We urge noteholders to obtain current market quotations for the shares of our common stock and the convertible notes before deciding whether to tender their convertible notes and, if so, what principal amount to tender.

	High	Low

1st Quarter 2008	$62.47	$43.11
2nd Quarter 2008	76.30	58.26
3rd Quarter 2008	69.51	30.75
4th Quarter 2008	36.26	11.72
1st Quarter 2009	21.19	6.71
2nd Quarter 2009	23.21	8.42
3rd Quarter 2009	26.85	14.75
4th Quarter 2009	30.22	20.20
1st Quarter 2010	28.85	21.17
2nd Quarter 2010	25.23	15.20
3rd Quarter 2010	24.25	14.81
4th Quarter 2010 (through October 22, 2010)	26.16	22.82

We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Our senior credit facility contains, and we expect the instruments governing the obligations incurred in our senior unsecured debt financing will contain, covenants that restrict our ability to pay dividends unless we maintain certain leverage ratios.

8.	Source and Amount of Funds

Anticipated senior unsecured debt financing.  The total amount of funds required to purchase $300 million aggregate principal amount of the convertible notes at a price equal to $1,000 per $1,000 principal amount, to pay all accrued and unpaid interest on such convertible notes and all premiums and transaction expenses associated therewith is expected to be approximately $307.1 million. The net proceeds from our anticipated senior unsecured debt financing are expected to be approximately $317.2 million. We expect to use a portion of the net proceeds from such financing to repay borrowings outstanding under our senior credit facility. We expect to use the remaining proceeds from our anticipated senior unsecured debt financing, together with a portion of the resulting additional capacity under our senior credit facility, to purchase convertible notes pursuant to the tender offer. In the event the tender offer is not consummated, we expect to use the portion of the net proceeds from our anticipated senior unsecured debt financing that is not used to repay our senior credit facility to fund in part our recently expanded capital expenditure program, including exploration in the Eagle Ford Shale and Niobrara formation, and for general corporate purposes.

The tender offer is conditioned upon the successful consummation of our anticipated senior unsecured debt financing. At the time of offer, we do not have any alternative financing or plans in the event that our anticipated senior unsecured debt financing does not provide the funds necessary to fund the tender offer.

Payment for convertible notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with the Depositary, or, at the direction of the Depositary, DTC, which will act as agent for the tendering noteholders for the purpose of receiving payments from us and transmitting such payments to noteholders.

General.  As a result of the expected repurchase of convertible notes in the tender offer and consummation of our anticipated senior unsecured debt financing, we expect that our debt service expenses will increase as the obligations in the senior unsecured debt financing are expected to bear a higher interest rate than the stated interest rate on the convertible notes. We expect, however, that the maturities on such obligations will extend beyond June 1, 2013, the date on which the holders of the convertible notes will first be able to require us to repurchase the convertible notes. Our ability to make payments on and to refinance our existing and future indebtedness, including the convertible notes, will depend on our current and future ability to generate cash from our operations. Our ability to generate cash from our operations is subject to oil and natural gas prices, economic and financial conditions in our industry, the global economy, legislative, regulatory and other factors that are beyond our control. Our high level of indebtedness could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by curtailing portions of our drilling program, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing.

9.	Material United States Federal Income Tax Consequences

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, NOTEHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY NOTEHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON NOTEHOLDERS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) NOTEHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

The following is a general discussion of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders, each as defined herein, of surrendering their convertible notes for purchase pursuant to the tender offer. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular noteholders in light of their individual circumstances or to certain types of noteholders subject to special tax rules (e.g., financial institutions (including banks), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of tax accounting, persons that hold convertible notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to the alternative minimum tax, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, mutual funds, personal holding companies, and real estate investment trusts), nor does it address state, local or foreign tax considerations or U.S. federal tax considerations other than income taxation. This summary applies only to noteholders that hold their convertible notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

If an entity treated as a partnership for U.S. federal income tax purposes holds a convertible note, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. As a result, this disclosure does not address the tax treatment of partnerships or persons who hold their convertible notes through a partnership or other pass-through entity. If you are a partner of a partnership holding the convertible notes, you are urged to consult your tax advisor.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS TAX CONSIDERATIONS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not assert, or that a court will not sustain, a position contrary to the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the tender offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of convertible notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident alien of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of convertible notes that is not a U.S. Holder.

U.S. Holders

Sale of Convertible Notes.  The receipt of cash by a U.S. Holder in exchange for a convertible note will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the “market discount” rules set forth below, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (i) the consideration received in exchange for each such convertible note (less an amount attributable to any accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and will be includible in such U.S. Holder’s income as ordinary income at the time it accrues or is received according to such holder’s regular method of accounting for tax purposes), and (ii) the U.S. Holder’s adjusted tax basis in the tendered convertible note. Generally, a U.S. Holder’s adjusted tax basis for a convertible note will equal the amount paid for the convertible note, increased, if the election described below has been made, by any market discount previously included in the U.S. Holder’s income, and decreased (but not below zero) by any amortizable bond premium in respect of the convertible note which has been previously taken into account. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in a convertible note immediately after its acquisition over the sum of all amounts payable on the convertible note after the purchase date other than payments of stated interest. Except to the extent that gain is characterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder held the convertible note for more than one year at the time such convertible note is surrendered. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Market Discount.  A convertible note has “market discount” if it was acquired after original issuance and its stated redemption price at maturity exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a convertible note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period the convertible note was held by such U.S. Holder. This rule will not apply to the extent a U.S. Holder previously included such market discount in income as it accrued for U.S. federal income tax purposes pursuant to an election.

Information Reporting and Backup Withholding.  A U.S. Holder whose convertible notes are tendered and accepted for payment by us will be subject to certain information reporting requirements (unless the U.S. Holder is exempt from such requirements). In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a convertible note unless the U.S. Holder timely provides us with a correct Taxpayer Identification Number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct and the U.S. Holder either (a) is exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder or (c) has been informed by the IRS that backup withholding is no longer required. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. In addition to being subject to backup withholding, if a U.S. Holder of the notes does not provide us (or our paying agent) with the holder’s correct TIN or other required information, the holder may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding will be allowed as a refund or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. See the Letter of Transmittal for additional information.

Non-U.S. Holders

Sale of Convertible Notes.  Subject to the discussion relating to interest and backup withholding below, a Non-U.S. Holder that receives cash on the sale of convertible notes pursuant to the tender offer generally will not be subject to U.S. federal income or withholding tax on any gain recognized, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that the Non-U.S. Holder maintains in the United States);

•	such Non-U.S. Holder is an individual that is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”) and certain other conditions are met.

If the Non-U.S. Holder is described in the first bullet point above, such holder will be subject to tax on the net gain derived from the surrender of the convertible notes pursuant to the tender offer under regular graduated U.S. federal income tax rates. Moreover, if the Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of the holder’s effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

If the Non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the surrender of the convertible notes pursuant to the tender offer, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we currently are a USRPHC. However, because we believe that our stock is currently “regularly traded on an established securities market,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to any gain realized on the surrender of the convertible notes pursuant to the tender offer solely because of our status as a USRPHC, unless

•	the convertible notes are “regularly traded on an established securities market” and such Non-U.S. Holder held directly or indirectly more than 5% of the outstanding convertible notes at any time during the shorter of the five-year period preceding the date of the surrender of the convertible notes pursuant to the tender offer or the holder’s holding period or

•	the convertible notes are not “regularly traded on an established securities market” and such Non-U.S. Holder holds directly or indirectly an amount of the convertible notes that had, on the last date that the Non-U.S. Holder acquired any portion of the convertible notes, a fair market value greater than the fair market value on that date of 5% of our outstanding shares of common stock.

For these purposes, we believe that the convertible notes are not “regularly traded on an established securities market.” If either of the above two conditions were satisfied, then any gain recognized by a Non-U.S. Holder on the surrender of the convertible notes pursuant to the tender offer would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates. Moreover, if the second condition above were satisfied, a Non-U.S. Holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the surrender of convertible notes pursuant to the tender offer. Any amount withheld will be allowed as a refund or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. Non-U.S. Holders satisfying either of the above two conditions are urged to consult their own tax advisors in determining the U.S. tax consequences of surrendering their convertible notes pursuant to the tender offer.

Interest.  Amounts received pursuant to the tender offer, if any, attributable to accrued but unpaid interest on a convertible note held by a Non-U.S. Holder generally will not be subject to U.S. federal income tax as ordinary income or a 30% withholding tax under the portfolio interest exemption, provided that the Non-U.S. Holder (a) does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, (b) is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code, (c) does not conduct a trade or business in the United States to which such interest is effectively connected, and (d) provides a validly completed IRS Form W-8BEN or appropriate substitute form establishing that it is a Non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder) to us (or our paying agent), or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Non-U.S. Holder’s convertible notes on such holder’s own behalf certifies to us (or our paying agent) under penalties of perjury that it has received from such holder a signed, written statement certifying that such holder is a Non-U.S. Holder and provides us (or our paying agent) with a copy of this statement.

Unless an applicable income tax treaty provides otherwise, gain, interest or other income on the convertible notes that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons generally (and, with respect to a corporate Non-U.S. Holder, a branch profits tax equal to 30% of such Non-U.S. Holder’s effectively connected earnings and profits attributable to such gain, interest or other income may apply). Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide for exemption from or reduction of income or branch profits taxes or other rules different from those described above.

Information Reporting and Backup Withholding.  A Non-U.S. Holder whose convertible notes are tendered and accepted for payment by us may be subject to certain information reporting and backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a convertible note. However, such backup withholding generally will not apply if the Non-U.S. Holder certifies its exempt status by timely providing a properly executed IRS Form W-8BEN, W-8ECI or other appropriate form. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding. Any amount paid as backup withholding will be allowed as a refund or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. Copies of information returns may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement. See the Letter of Transmittal for additional information.

10.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in “Conditions to the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any convertible notes by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any convertible notes not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for convertible notes upon the occurrence of any of the conditions specified in “Conditions to the Tender Offer” hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for convertible notes which we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the convertible notes tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions to the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of convertible notes or by decreasing or increasing the principal amount of convertible notes being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to noteholders in a manner reasonably designed to inform noteholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in the principal amount of convertible notes being sought in the tender offer) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in the principal amount of convertible notes being sought in the tender offer), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we materially increase or decrease the price to be paid for convertible notes or materially increase or decrease the principal amount of convertible notes being sought in the tender offer and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this section, the tender offer will be extended until the expiration of such period of 10 business days.

11.	Dealer Managers; Depositary; Information Agent; Fees and Expenses

We have retained Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Wells Fargo Securities, LLC to act as Dealer Managers in connection with the tender offer. The Dealer Managers may contact you regarding the tender offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of convertible notes.

We have agreed to pay the Dealer Managers reasonable and customary fees for their services and to reimburse the Dealer Managers for their reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

The Dealer Managers and their affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including in connection with our anticipated senior unsecured debt financing and in connection with a recently obtained amendment to our senior credit facility to permit the tender offer and the anticipated senior unsecured debt financing. In the ordinary course of business, the Dealer Managers and their respective affiliates may participate in loans and actively trade our debt and equity securities, including convertible notes, for their own accounts or for the accounts of customers and, accordingly, the Dealer Managers and their respective affiliates may at any time hold long or short positions in such securities. As a result, the Dealer Managers at any time may own certain of our securities, including convertible notes. In addition, the Dealer Managers may tender convertible notes into the tender offer for their own accounts.

Wells Fargo Bank, N.A. has been appointed Depositary for the tender offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

D.F. King & Co., Inc. has been appointed Information Agent for the tender offer. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

Neither the Dealer Managers, the Depositary nor the Information Agent assume any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the convertible notes contained or referred to in this Offer to Purchase and related documents.

In connection with the tender offer, our and our affiliates’ officers and other representatives may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the convertible notes and in handling or forwarding tenders of convertible notes by their customers. We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers, the Depositary and the Information Agent as described above) for soliciting tenders of convertible notes pursuant to the tender offer. Noteholders holding convertible notes through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if noteholders tender convertible notes through such brokers or banks and not directly to the Depositary. We will pay or cause to be paid all transfer taxes, if any, on our purchase of convertible notes except as otherwise provided in this Offer to Purchase and Instruction 5 in the Letter of Transmittal.

12.	Miscellaneous

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of convertible notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of convertible notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “Certain Information Concerning Us” with respect to information concerning us.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES IN CONNECTION WITH THE TENDER OFFER. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES TAKES ANY RESPONSIBILITY

FOR, NOR PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

October 25, 2010

The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

WELLS FARGO BANK, N.A.

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building — 12th Floor 608 Second Avenue South Minneapolis, MN 55402

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance concerning the terms of the tender offer may be directed to the Dealer Managers at the addresses and the telephone numbers set forth below. Any questions or requests for assistance concerning the tender offer or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Noteholders, Please Call Toll Free: (800) 347-4750
Banks and Brokers Call: (212) 269-5550
E-mail: carrizo@dfking.com

The Dealer Managers for the Tender Offer are:

Credit Suisse	RBC Capital Markets	Wells Fargo Securities

Credit Suisse Securities (USA) LLC	RBC Capital Markets Corporation	Wells Fargo Securities, LLC
Attn: Liability Management Group	Three World Financial Center	375 Park Avenue
Eleven Madison Avenue	200 Vesey Street, 8th floor	New York, New York 10152
New York, New York 10010	New York, New York 10281	Attention: Equity Syndicate Department
Collect: (212) 538-2147	Attn: Liability Management	Toll Free: 800-367-8652
U.S. Toll free: (800) 820-1653	Toll-free: +1-877-381-2099
Telephone: +1-212-618-7822